AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS

Pasadena, California, May 10, 2007—AutoImmune Inc. (OTCBB: AIMM) today reported net income of $8,000, or break even per share basic and diluted, for the three months ended March 31, 2007, compared with a net loss of $298,000, or $0.02 per share basic and diluted, for the three months ended March 31, 2006. As of March 31, 2007, the Company reported $8.8 million in cash and marketable securities, which is the same as cash and marketable securities as of December 31, 2006.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “We are pleased with our improving financial performance and feel good about our progress so far this year. The NIH has started a multicenter Phase III trial on our product, AI-401, to determine if treatment can delay or prevent Type I diabetes, and Colloral LLC, our joint venture with Deseret Laboratories, Inc., has signed an international supply and distribution agreement with Futurebiotics LLC.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

BioMS Medical Corp., a Canadian company which has an exclusive license to certain of the Company’s intellectual property rights, recently announced it has received a seventh positive review by the Data Safety Monitoring Board in its Phase II/III human clinical trial of MBP8298 for secondary progressive MS, and again confirmed that interim results from this trial will be available at the end of the second quarter 2008. BioMS also announced that it has received FDA approval to initiate a pivotal Phase III trial on MBP8298 in the United States. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug MBP8298, a treatment for multiple sclerosis, if it reaches the market.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section “Risk Factors” The discussion in the Annual Report on Form 10-KSB is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2006	2007
Revenue	$97,000	$97,000

Costs and expenses:
Cost of goods sold	9,000	9,000
Research and development	130,000	30,000
General and administrative	353,000	185,000

Total costs and expenses	492,000	224,000

Interest income	97,000	110,000
Other income	—	25,000

	97,000	135,000

Net income (loss)	($298,000)	$8,000

Net income (loss) per share—basic	($0.02)	$0.00

Net income (loss) per share—diluted	($0.02)	$0.00

Weighted average common shares outstanding—basic	16,919,623	16,942,861

Weighted average common shares outstanding—diluted	16,919,623	17,439,507

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2006	March 31, 2007
Cash and marketable securities	$8,763,000	$8,785,000
Other current assets	188,000	242,000

Total assets	$8,951,000	$9,027,000

Current liabilities	$128,000	$153,000
Total stockholders' equity	8,823,000	8,874,000

Total liabilities and equity	$8,951,000	$9,027,000